Gladstone Investment Corporation Reports Financial Results for its
Third Quarter Ended December 31, 2024
MCLEAN, VA, February 12, 2025: Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its third fiscal quarter ended December 31, 2024. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	December 31, 2024	September 30, 2024	$ Change	% Change
For the quarter ended:
Total investment income	$21,371	$22,565	$(1,194)	(5.3)%
Total expenses, net(A)	20,210	15,274	4,936	32.3%
Net investment income(A)	1,161	7,291	(6,130)	(84.1)%
Net realized gain	—	42,303	(42,303)	(100.0)%
Net unrealized appreciation (depreciation)	37,329	(34,112)	71,441	NM
Net increase in net assets resulting from operations(A)	$38,490	$15,482	$23,008	148.6%
Net investment income per weighted-average common share(A)	$0.03	$0.20	$(0.17)	(85.0)%
Adjusted net investment income per weighted-average common share(B)	$0.23	$0.24	$(0.01)	(4.2)%
Net increase in net assets resulting from operations per weighted-average common share(A)	$1.05	$0.42	$0.63	150.0%
Cash distribution per common share from net investment income	$0.16	$0.24	$(0.08)	(33.3)%
Cash distribution per common share from net realized gains(C)(D)	$0.08	$0.70	$(0.62)	(88.6)%
Weighted-average yield on interest-bearing investments	14.0%	14.5%	(0.5)%	(3.4)%
Total dollars invested	$187,094	$19,500	$167,594	NM
Total dollars repaid and collected from sales and recapitalization of investments	$5,500	$73,522	$(68,022)	(92.5)%
Weighted-average shares of common stock outstanding - basic and diluted	36,727,873	36,688,667	39,206	0.1%
Total shares of common stock outstanding	36,837,381	36,688,667	148,714	0.4%

As of:
Total investments, at fair value	$1,072,230	$853,307	$218,923	25.7%
Fair value, as a percent of cost	104.9%	101.6%	3.3%	3.2%
Net assets	$490,053	$458,375	$31,678	6.9%
Net asset value per common share	$13.30	$12.49	$0.81	6.5%
Number of portfolio companies	26	22	4	18.2%
NM = Not Meaningful
(A)Inclusive of $7.5 million, or $0.20 per weighted-average common share, and $1.6 million, or $0.04 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended December 31, 2024 and September 30, 2024, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C)Includes $0.70 per common share of distributions declared and unpaid as of September 30, 2024, as such distribution was a supplemental distribution declared on September 17, 2024 with a record date of October 4, 2024 and a payment date of October 15, 2024.
(D)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended December 31, 2024, the following significant events occurred:
•Portfolio Activity:

◦In November 2024, we invested $27.2 million in a new portfolio company, Pyrotek Special Effects, Inc. ("Pyrotek"), in the form of $20.1 million of secured first lien debt and $7.1 million of preferred equity. Pyrotek, headquartered in Ontario, Canada, is a leading provider of special effects services and solutions for the live entertainment industry.

◦In December 2024, we invested $5.0 million in Gladstone Alternative Income Fund (“Gladstone Alternative”), one of our affiliated funds, through common equity. Gladstone Alternative is a registered, non-diversified, closed-end management investment company that operates as an interval fund.

◦In December 2024, we invested $71.3 million in a new portfolio company, Nielsen-Kellerman, Inc. ("Nielsen-Kellerman"), in the form of $49.1 million of secured first lien debt and $22.2 million of preferred equity. Nielsen-Kellerman, headquartered in Boothwyn, Pennsylvania, designs, manufactures, and distributes a wide range of rugged, waterproof environmental measurement and sports performance instruments.

◦In December 2024, we invested $78.7 million in a new portfolio company, Ricardo Defense, Inc. ("Ricardo"), in the form of $61.3 million of secured first lien debt and $17.4 million of preferred equity. Ricardo, headquartered in Troy, Michigan, with operations in California, Texas and Alabama and overseas, develops engineering and product solutions for U.S. Army vehicle and logistics programs.
•Distributions and Dividends:
◦Paid an $0.08 per common share distribution to common stockholders in each of October, November and December 2024; and

◦Paid a $0.70 per common share supplemental distribution to common stockholders in October 2024.
•At-the-market (“ATM”) Program Activity:
◦Sold 148,714 shares of our common stock under our common stock ATM program at a weighted-average gross price of $13.64 per share and raised approximately $2.0 million in net proceeds. These sales were above our then-current estimated NAV per share.
•Financing activity:
◦Issued publicly-traded 7.875% Notes due 2030 (Nasdaq: GAINI) (“7.875% 2030 Notes”) with a total principal amount of $126.5 million.
Third Quarter Results: Net investment income for the quarter ended December 31, 2024 was $1.2 million, or $0.03 per weighted-average common share, compared to net investment income of $7.3 million, or $0.20 per weighted-average common share, for the quarter ended September 30, 2024. This decrease was a result of an increase in total expenses, net of credits, primarily due to an increase in accruals for capital gains-based incentive fees and income-based incentive fees, and a decrease in total investment income in the current quarter.

Total investment income for the quarters ended December 31, 2024 and September 30, 2024 was $21.4 million and $22.6 million, respectively. The decrease quarter over quarter was due to a $1.4 million decrease in dividend income that did not reoccur in the current quarter as the timing of such fee income is variable and a $0.5 million decrease in interest income primarily due to a decrease in weighted-average yield of our interest-bearing investment portfolio outstanding. These decreases were partially offset by a $0.7 million increase in success fee income.
Total expenses, net of credits, for the quarters ended December 31, 2024 and September 30, 2024 was $20.2 million and $15.3 million, respectively. The increase quarter over quarter was primarily due to a $5.8 million increase in accruals for capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, and a $1.3 million increase in income-based incentive fees. These increases were partially offset by a $2.2 million increase in credits from Adviser.
Net asset value per common share as of December 31, 2024 was $13.30, compared to $12.49 as of September 30, 2024. The increase quarter over quarter was primarily due to:
•$37.3 million, or $1.02 per common share, of net unrealized appreciation on investments; and

•$1.2 million, or $0.03 per common share, of net investment income; partially offset by

•$8.8 million, or $0.24 per common share, of distributions paid to common shareholders.
Subsequent Events: After December 31, 2024, the following significant events occurred:
•Distributions and Dividends:
◦In January 2025, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
January 24, 2025	January 31, 2025	$0.08
February 19, 2025	February 28, 2025	0.08
March 19, 2025	March 31, 2025	0.08
	Total for the Quarter:	$0.24
•Financing activity:
◦On February 10, 2025, we amended our credit facility, increasing the size from $200.0 million to $250.0 million.
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a weighted-average per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	December 31, 2024		September 30, 2024
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$1,161	$0.03	$7,291	$0.20
Capital gains-based incentive fee	7,466	0.20	1,638	0.04
Adjusted net investment income	$8,627	$0.23	$8,929	$0.24
Weighted-average shares of common stock outstanding - basic and diluted		36,727,873		36,688,667
Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Thursday, February 13, 2025, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 20, 2025. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13750255. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended December 31, 2024, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com or call (703) 287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.
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